Exhibit 99.1

Enova Announces Postponement of 2021 Annual Meeting of Stockholders

CHICAGO (May 3, 2021) – Enova International (NYSE: ENVA), a leading financial technology company powered by machine learning and artificial intelligence, today announced the postponement of its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) that was previously to be held on May 11, 2021, at 9:30 a.m. Central Time. The meeting will be rescheduled for a date yet to be determined by the Board of Directors, in order to give its stockholders the opportunity to vote on a proposal to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte was selected following a competitive proposal process. The Board of Directors will establish a new record date for the Annual Meeting and, based on this record date, the Company will deliver a notice of the new Annual Meeting date to stockholders entitled to receive notice of the Annual Meeting.

About Enova

Enova International (NYSE: ENVA) is a leading financial technology company providing online financial services through its artificial intelligence and machine learning powered lending platform. Enova serves the needs of non-prime consumers and small businesses, who are frequently underserved by traditional banks. Enova has provided more than 7 million customers with over $40 billion in loans and financing with market leading products that provide a path for them to improve their financial health. You can learn more about the company and its brands at www.enova.com.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Kaitlin Lowey

Email: media@enova.com

Investor Relations Contact:

Monica Gould

Office: (212) 871-3927

Email: IR@enova.com

Lindsay Savarese

Office: (212) 331-8417

Email: IR@enova.com